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Exhibit 10.41

Summary of Non-Equity Compensation of Named Executive Officers
as of October 31, 2007

The Board of Directors, upon the recommendation of its Compensation Committee, determines the compensation of the Chief Executive Officer and other executive officers of the Company, including individual elements of salary, bonus, incentive and equity compensation. The annual base salary of each of the Company's named executive officers as of October 31, 2007 is as follows: Kenneth T. Hern, Chairman and Chief Executive Officer—$125,000; Lewis W. (Jody) Powers, Chief Operating Officer—$125,000; and Richard Talley, Vice President of Technology and Projects of the Company and President and Chief Operating Officer of Biosource America, Inc.—$125,000. Mr. Powers resigned as Chief Operating Officer effective December 1, 2007. Pursuant to Item 402(a)(2) of Regulation S-B, the "named executive officers" consist of the individuals serving as principal executive officer during the last completed fiscal year, regardless of compensation level; the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year; and up to two additional individuals from whom disclosure would have been provided pursuant to such Item 402(a)(2) but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Each executive officer is eligible to participate in such employee benefit plans as the Company may provide to employees generally.

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  Exhibit 10.41
Summary of Non-Equity Compensation of Named Executive Officers as of October 31, 2007